Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated financial statements of Cardtronics plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference to the Form 8-K of NCR Corporation dated September 1, 2021.

/s/ KPMG LLP
Houston, Texas
September 1, 2021